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                                                                 EXHIBIT (a)(3)

                                                              RECEIVED

                                                            JUN 24 2003

                                                   SECRETARY OF THE COMMONWEALTH
                                                      CORPORATIONS DIVISION

                              ING VP BOND PORTFOLIO

    CERTIFICATE EVIDENCING ESTABLISHMENT AND DESIGNATION OF CLASSES OF SHARES

         THIS CERTIFICATE is executed pursuant to the Amended and Restated Declaration of Trust dated as of May 1, 2002, as amended (the "Amended and Restated Declaration") of (ING VP Bond Portfolio (formerly Aetna Income Shares) (the "Trust").

                                   WITNESSETH:

         WHEREAS, Section 6.6 of the Amended and Restated Declaration provides that the Trustees of the Trust (the "Trustees") may establish and designate Classes of Shares of the Trust and that the establishment and designation of any Class of Shares shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth such establishment and designation and the relative rights and preferences of such Class, each such instrument having the status of an amendment to the Amended and Restated Declaration; and

         WHEREAS, Section 11.3 of the Amended and Restated Declaration provides that the Trustees may amend the Amended and Restated Declaration without vote or consent of Shareholders if they deem it necessary or desirable to designate or redesignate Classes of Shares and that any such amendment may be conclusively evidenced by an instrument executed by an officer of the Trust pursuant to a vote of a majority of the Trustees setting forth such amendment and reciting that it was duly adopted by the Trustees, such instrument to be lodged among the records of the Trust; and

         WHEREAS, on December 12, 2001 a majority of the Trustees voted to reclassify and designate all issued and outstanding Shares of the Trust as Class R Shares and to establish an additional Class of Shares to be designated as Class S Shares, provided that the Trust's shareholders approved the Amended and Restated Declaration; and

         WHEREAS, on February 20,2002, the Trust's shareholders approved the Amended and Restated Declaration; and

         WHEREAS, on May 1, 2002, Post-Effective Amendment No. 55 to the Trust's Registration Statement on Form N-1A (the "Amendment") became effective under the Rules and Regulations adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; and

         WHEREAS, the Amendment was executed by each of the Trustees and sets forth the establishment and designation of the Class R and Class S Shares and the relative rights and preferences of each such Class; and

         WHEREAS, upon the effectiveness of the Amendment, the reclassification and designation of the Class R Shares and the establishment and designation of the Class S Shares became effective pursuant to the requirements of Section 6.6 of the Amended and Restated Declaration; and

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         WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Certificate with the Secretary of the Commonwealth of Massachusetts.

         NOW THEREFORE, the undersigned, being a duly elected and qualified officer of the Trust, hereby certifies that:

1. At a meeting of the Trust held on December 12, 2001 (the "Meeting"), the Trustees, by vote of a majority of the Trustees, approved the division of the authorized and unissued shares of the Trust ("Shares") into two classes designated respectively as Class R Shares and Class S Shares (each, a "Class," and collectively, the "Classes"), and further approved the reclassification and designation of all issued and outstanding Shares of the Trust as Class R Shares. The reclassification and designation of the Class R Shares and the establishment and designation of the Class S Shares took effect on May 1, 2002 (the "Effective Date").

2. Each Share is redeemable, and, except as provided below, represents a pro rata beneficial interest in the assets attributable to such Class of Shares of the Trust, and is entitled to receive its pro rata share of net assets attributable to such Class of Shares of the Trust upon liquidation of the Trust, all as provided in or not inconsistent with the Amended and Restated Declaration. Each Share has the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Amended and Restated Declaration.

3.       As of the Effective Date:

         (a) Each Share of each Class of the Trust is entitled to one vote (or fraction thereof in respect of a fractional Share) on matters which such Shares (or Class of Shares) are entitled to vote. Shareholders of the Trust shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the "1940 Act"), or when the Trustees have determined that the matter affects only the interest of Shareholders of one Class, in which case only the Shareholders of such Class shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the Trust if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Amended and Restated Declaration.

         (b) Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Trust may, pursuant to a Plan adopted by the Trustees under Rule 18f-3 under the 1940 Act, or such similar rule under or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption, conversion and liquidation rights of, the Shares of different Classes. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all Classes for all purposes.

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4.       The Trustees (including any successor Trustees) have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any such Class, provided that such change shall not adversely affect the rights of Shareholders of such Class.

5. The amendments to the Amended and Restated Declaration set out in this Certificate were duly adopted by the Trustees, by vote of a majority of the Trustees.

                                                  /s/ Kimberly A. Anderson
                                                  ------------------------------

                                                  Kimberly A. Anderson

                                                  Vice President and Secretary
                                                    of ING VP Bond Portfolio

         Dated: June 20, 2003